FOR IMMEDIATE RELEASE
February 22, 2011

CONTACT: Eric Amig
(212) 441-6807
Brian Finnegan
(212) 441-6877

FEDERAL HOME LOAN BANK OF NEW YORK
ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2010
OPERATING HIGHLIGHTS

New York, New York – The Federal Home Loan Bank of New York (“the Bank”) today released its unaudited financial highlights for the quarter and year ended December 31, 2010.

In the fourth quarter of 2010, the Bank earned $86.4 million in net income, a decrease of $9.5 million, or 10 percent, from net income of $96 million for the fourth quarter of 2009.  The Bank’s net income for 2010 was $275.5 million, a decrease of $295.2 million, or 52 percent, from record net income of $570.8 million for 2009.

“The Federal Home Loan Bank of New York followed our record 2009 with a strong performance throughout 2010,” said Alfred A. DelliBovi, President and CEO of the Bank.  “In the face of a prolonged difficult operating environment, we have continued to provide a reasonable dividend, build retained earnings, and protect our members’ investment in the cooperative.  Our continued strength is a reflection of the hard work of the entire team we have at the Bank, and I am proud that we continue to be a reliable source of funding for our members and the communities they serve.”

As of December 31, 2010, total assets were $100.2 billion, a decrease of $14.2 billion, or 12 percent, from total assets of $114.5 billion as of December 31, 2009. The decrease in total assets was primarily a result of a decline in advances of $13.1 billion, or 14 percent, during the period, from $94.3 billion as of December 31, 2009, to $81.2 billion as of December 31, 2010.  This decrease in member demand for advances was driven by economic factors such as continued growth in members’ deposit bases and the continued availability of government funding and liquidity options.

As of December 31, 2010, total capital was $5.1 billion, a decrease of $459 million, or 9 percent, from $5.6 billion as of December 31, 2009. The Bank’s unrestricted retained earnings increased during 2010 by $23 million to $712 million as of December 31, 2010. At December 31, 2010, the Bank met its regulatory capital-to-assets ratios and liquidity requirements.

The Bank set aside $31 million for the Affordable Housing Program for the year ended December 31, 2010, a decrease of $33.2 million, or 52 percent, from a record $64.3 million for the year ended December 31, 2009.

The Bank will publish its 2010 audited financial results in its Form 10-K filing with the Securities and Exchange Commission, which is expected to be filed by March 31, 2011.  On February 18, 2011, the Bank paid a dividend of approximately $67 million, or 5.80 percent (annualized), for the fourth quarter of 2010.

Federal Home Loan Bank of New York
The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 12 regional, stockholder-owned banks. The FHLB of New York currently serves over 330 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The mission of the Federal Home Loan Banks is to support the efforts of local members to help provide financing for America’s homebuyers.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.